                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                            EVENT MERCHANDISING INC.,
                            a California corporation

The undersigned certify that:

a. They are the president and secretary, respectively, of Event Merchandising Inc., a California corporation.

b. Article IV of the Articles of Incorporation of this corporation is hereby amended to read as follows:

                  i. Classes of Stock. The authorized capital of this corporation is divided into two classes, as follows:

                  (a) 5,000 shares of common stock, without par value (the "Common Stock"); and

                  (b) 42,500 shares of preferred stock, without par value, which shall be designated as Series A Preferred Stock (the "Preferred Stock"). The rights, privileges, conditions and restrictions granted to and imposed upon the Preferred Stock are set forth below.

                  ii. Preferred Stock Dividends.

                  (1) General Dividend Obligation. When, as and if declared by the Board of Directors of the Corporation, the Corporation shall pay to the holders of record of the Preferred Stock, out of the assets of the Corporation available for the payment of dividends under the General Corporation Law of the State of California, preferential dividends at the times and in the amounts provided for in this Section 2.

                  (2) Payments of Dividends. When declared by the Board of Directors of the Corporation, and out of monies legally available therefore, dividends on the Preferred Stock shall be payable on each Dividend Payment Date (capitalized terms not otherwise defined that are being used herein shall have the definitions set forth in Section 10) to the holders of Preferred Stock on the record date determined by the Board of Directors of the Corporation in accordance with the by-laws of the Corporation. Dividends shall be paid by the Corporation by wire transfer, pursuant to the holders' instructions from time to time, of immediately available funds so as to be received by such holder on the due date of such dividend,

                  (3) Calculation of Dividends. Dividends on each share of Preferred Stock shall be calculated cumulatively at the rate and in the manner prescribed herein from and including the date of issuance of such share of Preferred Stock, whether or not such dividends shall have been declared and whether or not there shall be (at the time such dividends are calculated or become payable or at any other time) funds or assets of the Corporation legally available for the payment of dividends. For purposes of this Section 2.3, the date on which the Corporation shall initially issue any share of Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Preferred Stock shall be made on the stock register maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Preferred Stock (whether by reason of transfer of such share or for any other reason).

                  (4) Dividend Rates. (a) On each Dividend Payment Date, dividends in an aggregate amount equal to eighty percent (80%) of the Corporation's Adjusted EBDA, for the full fiscal quarter preceding such Dividend Payment Date (prorated for any partial fiscal quarter preceding the first Dividend Payment Date), shall accrue on the Outstanding shares of Preferred Stock as a class. To the extent any accrued dividend is not paid on a Dividend Payment Date, all such unpaid dividends accrued on shares of Preferred Stock Outstanding during the period from and including the preceding Dividend Payment Date (or from and including the original date of issuance of such share in the case of the initial Dividend Payment Date after the date of issuance) shall be included in the Liquidation Value of such shares and shall remain a part thereof until such dividends are paid.

                  (b) As used herein, "Adjusted EBDA" means the sum of (i) the net income of the Corporation before depreciation and amortization, deterrnined in accordance with GAAP consistently applied. In calculating Adjusted EBDA: (i) expenses shall only be allowable if reasonable and charged on an arms-length basis; (ii) there shall be no deduction, for purposes of this calculation, for "Consultation Fees" of the type reflected in previous financial statements of the Company;
         (iii) there shall be no deduction for corporate overhead or interest charges or fees or other expenses of Affiliates that are not direct expenses of the Company; and (iv) all fees and other compensation paid under the Management Services Agreement, to the extent taken into account as expenses in determining net income of the Corporation shall be added back. For purposes of this Agreement, the term "Affiliate" with respect to any Person means (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person. "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

                  (5) Distribution of Dividend Payments. All dividends accrued on the Preferred Stock shall be payable pro rata so that an equal amount shall be paid with respect to each share of Preferred Stock then Outstanding. If at any time the Corporation shall pay a dividend to the holders of Preferred Stock in an amount which is less than the total amount of dividends then accrued on such Preferred Stock, such payment shall be distributed among the holders of Preferred Stock so that an equal amount shall be paid with respect to each share of Preferred Stock then Outstanding.

                  iii.     Liquidation Preferences.

                  Upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar distribution of its assets to its shareholders which results in a return of capital, whether voluntary or involuntary, the holders of the Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Securities of the Corporation, to be paid out of the assets of the Corporation available for distribution to its shareholders (whether from capital, surplus or earnings) an amount in cash equal to the aggregate Liquidation Value of all shares of Preferred Stock then Outstanding, and shall not be entitled to any further payment. Written notice of such liquidation, dissolution, winding up or other distribution of assets, stating a payment date, the amount of the payment and the place where the amounts distributable shall be payable, shall be mailed by certified or registered mail, return receipt requested, not less than sixty (60) days prior to the payment date stated therein, to each record holder of any share of Preferred Stock entitled thereto at the address for such record holder shown on the Corporation's records. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution, winding up or similar distribution of the Corporation within the meaning of any of the provisions of this Section 3.

                  iv.      Redemptions of Preferred Stock.

                  (1) Redemption Price. For each share of Preferred Stock which is to be redeemed by the Corporation at any time and for any reason in a redemption pursuant to this Section 4, the Corporation shall be obligated on the Redemption Date, regardless of whether the Corporation shall be able or legally permitted to make such payment on the Redemption Date, to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share of Preferred Stock duly endorsed in blank or accompanied by an appropriate form of assignment) the Redemption Price for such share of Preferred Stock, in cash.

                  (2) Redeemed or Otherwise Acquired Shares Not to be Reissued. Any shares of Preferred Stock redeemed pursuant to this Section 4 or otherwise acquired by the Corporation shall not be reissued, sold or transferred by the Corporation and shall be retired.

                  (3) Determination of Number of Each Holder's Shares to be Redeemed. The number of shares of Preferred Stock to be redeemed from each holder thereof in each redemption under this Section 4 shall be determined by multiplying the total number of shares of Preferred Stock to be redeemed times a fraction, the numerator of which shall be the total number of shares of Preferred Stock then held by such holder and the denominator of which shall be the total number of shares of Preferred Stock then Outstanding, rounded if the result is fractional to the nearest whole number of shares.

                  (4) Scheduled Redemption of Preferred Stock. On any termination of the Management Services Agreement, the Corporation shall purchase and redeem all of the shares of Preferred Stock then Outstanding.

                  (5) Other Mandatory Redemptions. (a) In the event any Corporate Change is to occur, any holder of shares of Preferred Stock may require the Corporation to redeem all or any portion of the Preferred Stock owned by such holder immediately prior to the consummation of such Corporate Change. Written notice of any impending Corporate Change, and the substance and intended date of consummation thereof, shall be mailed by certified or registered mail, return receipt requested, not more than sixty (60) nor less than ten (10) days prior to the date of consummation thereof, to each record holder of shares of Preferred Stock at the address for such record holder shown on the Corporation's records. Each such holder shall have twenty (20) days from the date of receipt of such notice to request (by written notice to the Corporation) redemption of all or any portion of the Preferred Stock owned by such holder. Immediately prior to the consummation of such Corporate Change, the Corporation shall redeem all Preferred Stock as to which requests under this Section 4.5(a) have been made.

                  (b) "Corporate Change" means (i) a public offering of the Corporation's securities registered under the Securities Act of 1933, as amended, (ii) the sale, exchange or transfer of all or substantially all of the Corporation's assets, or (iii) a sale, exchange or other transfer of capital stock of the Corporation, including in connection with a merger or consolidation, in one transaction or a series of related transactions, as a result of which one or more persons (other than a shareholder on the date of the original issuance of Preferred Stock, or an affiliate of such a shareholder) acquire ownership of or control over capital stock of the Corporation (or its successor by merger or consolidation) having the power to elect fifty percent (50%) or more of the Corporation's (or such successor's) Board of Directors.

                  (6) Notice of Redemption. Except as otherwise expressly provided herein, notice of any redemption of Preferred Stock, specifying the time and place of redemption, the Redemption Price and the Section and paragraph pursuant to which such redemption is being made, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares of Preferred Stock to be redeemed, at the address for such holder shown on the Corporation's records, not more than ninety (90) nor less than sixty (60) days (ten (10) days, in the case of a redemption pursuant to Section 4.5) prior to the date on which such redemption is to be made. The notice shall also specify the number of shares of Preferred Stock and the certificate numbers thereof which are to be redeemed. In case less than all the shares of Preferred Stock represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall be issued to the holder thereof without cost to such holder.

                  (7) Rights After Redemption Date. Provided that the Redemption Price is paid in full on the applicable Redemption Date, no share of Preferred Stock shall be entitled to any dividends accrued after its Redemption Date, and on such Redemption Date, except as otherwise provided herein or by law, all rights of the holder of such share of Preferred Stock as a shareholder of the Corporation, by reason of the ownership of such share, shall cease, except the right to receive the Redemption Price of such share upon presentation and surrender of the certificate representing such share, and such share shall not after such Redemption Date be deemed to be Outstanding.

                  (8) Other Redemptions. The Corporation shall neither redeem nor otherwise acquire any shares of Preferred Stock except (i) as expressly authorized in these Articles of Incorporation, or (ii) pursuant to any offer of redemption made to the holders of Preferred Stock pro rata according to the shares held by them.

                  v. Voting Rights of Preferred Stock.

                  Except as otherwise provided by law, by agreement among the shareholders, or as otherwise provided in these Articles of Incorporation, Preferred Stock shall entitle the holders thereof to no voting rights.

                  vi. Registration of Transfer.

                  The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing the aggregate number of shares represented by the surrendered certificate, subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares as shall be requested by the holder of the surrendered certificate, shall be substantially identical in form to the surrendered certificate, and the holders of the shares represented by such new certificate shall be entitled to receive all theretofore payable but unpaid dividends on the shares represented by the surrendered certificate.

                  vii. Replacement.

                  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of the Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is an institutional investor its own agreement of indemnity, without bond, shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate, and the shares represented by such new certificate shall be entitled, among other things, to receive all theretofore payable but unpaid dividends on the shares represented by the lost, stolen, destroyed or mutilated certificate.

                  viii. Restrictions on Corporate Action.

                  In addition to any other approvals or consents required by law, without the prior affirmative vote or written consent of the holders of at least a majority of all shares of the Preferred Stock Outstanding at the time:

                  (i) The Corporation shall not authorize, create or issue any shares, or securities convertible into such shares, of any class of stock having preference over, or being on a parity with, the Preferred Stock with respect to either the payment of dividends or rights upon dissolution, liquidation, winding up or similar distribution of the Corporation or distribution of assets to its shareholders by way of return of capital, whether voluntary or involuntary.

                  (ii) Subject to the provisions of applicable law, the Corporation shall not liquidate, dissolve or wind up its affairs.

                  (iii) The Corporation shall not sell, lease, or convey all or substantially all of the property or business of the Corporation, or effect a merger or consolidation of or with any other corporation, partnership, limited liability company or other entity or entities.

                  (iv) The Corporation shall not amend, alter or repeat Sections 2 through 11 of Article IV of the Articles of Incorporaiion, nor shall it amend, alter or repeal any of the other provisions of the Articles of Incorporation or the by-laws of the Corporation in any manner which adversely affects the preferences and rights and the qualifications, limitations or restrictions of the Preferred Stock or the holders thereof nor shall the Corporation increase the number of shares of the Preferred Stock which the Corporation is authorized to issue.

                  (v) The Corporation shall not enter into any agreement which would by its terms prohibit or in any way restrict the Corporation from declaring or paying dividends on the Preferred Stock or from performing any other obligation to the holders of Preferred Stock imposed on the Corporation by these Articles of Incorporation.

                  (vi) The Corporation shall not declare or pay any dividend or make any other distribution on any Junior Securities, other than dividends or distributions payable solely in Junior Securities, or purchase, redeem, or otherwise acquire for any consideration, or set aside as a sinking fund or other fund for the redemption or repurchase of any Junior Securities or any warrants, rights or options to purchase the same.

                  ix. Closing Books.

                  The Corporation will not close its books against the transfer of any share of Preferred Stock.

                  x. Definitions.

                  As used in these Articles of Incorporation, the following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

                  "Business Day" means any day which is not a Saturday or a Sunday or a day on which banks are permitted to close in New York, New York.

                  "Common Stock" means the common stock, without par value, of the Corporation, and any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution, winding up or similar distribution of the Corporation.

                  "Dividend Pavment Date" means, with respect to Preferred Stock, the fifteenth (15th) day of January, April, July and October in each year (or if any such day is not a Business Day the immediately preceding Business Day).

                  "GAAP" means generally-accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

                  "Junior Security" means the Corporation's Common Stock and any other equity security of any kind which the Corporation or any Subsidiary shall at any time issue or be authorized to issue other than Preferred Stock.

                  "Liquidation Value" of any share of Preferred Stock as of any particular date means an amount equal to the accrued and unpaid dividends on such share of Preferred Stock.

                  "Management Services Agreement" means the Management Services Agreement dated as of June, 1998 between the Corporation and EMI Management Services Corporation (the "Manager"), as from time to time amended, modified or supplemented.

                  "Outstanding" when used with reference to shares of Preferred Stock as of any particular time shall mean shares thereof issued and outstanding at such time and shall not include any shares of Preferred Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with
         Section 6 or Section 7, but shall include only those shares represented by such new certificate.

                  "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

                  "Redemption Date" as to any share of Preferred Stock means the date specified in the notice of redemption delivered pursuant to
         Section 4.6; provided that for purposes of Section 4.7, the Redemption Date shall be the date on which the applicable Redemption Price is actually paid to the holder of such share of Preferred Stock.

                  "Redemption Price" as to any share of Preferred Stock means the Liquidation Value of such share.

                  "Subsidiary" means any corporation at least 50% of the Voting Stock of every class of which is, at the time as of which any determination is being made, owned by the Corporation either directly or through one or more Subsidiaries.

                  "Voting Stock" means any shares of stock having general voting power in electing the board of directors (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency).

                  xi. Miscellaneous.
                  (i) The unenforceability or invalidity of any provision or provisions of these Articles of Incorporation shall not render invalid or unenforceable any other provision or provisions herein contained.

                  (ii) Section and paragraph headings herein are for convenience only and shall not be construed as a part of these Articles of Incorporation.

                  (iii) All notices to holders of Preferred Stock required or permitted hereunder shall be sent by overnight courier service, prepaid, addressed to each such holder at the address for such holder shown on the books of the Corporation.


                                     ******

c. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

d. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 3333 1/3. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 16, 1998


                                                       /s/ H. K.
                                                       Howard Kaufman, President




                                                       /s/ S. K.
                                                       Sherry Kaufman, Secretary


                                       -9-